The Target Portfolio Trust
For the semi-annual period ended 1/31/2015
File number 811-07064


                            SUB-ITEM 77-D

                              EXHIBITS

THE TARGET PORTFOLIO TRUST
Target Mortgage-Backed Securities Portfolio

Supplement dated March 13, 2015 to the Currently Effective Prospectus, Summary Prospectus and Statement of Additional Information

Important Changes relating to the Target Mortgage-Backed Securities
Portfolio

The Board of Trustees of the Trust, on behalf of the Fund, recently approved a repositioning of the Fund, which is expected to occur on or about May 28, 2015. The repositioning, which is explained in more detail below, will result in the termination of the Fund's existing subadviser and the appointment of a new subadviser to manage the Fund, as well as changes to the Fund's investment objective and certain investment policies and investment strategies, and the adoption of a new name for the Fund.

Overview of the Repositioning.
Currently, the Fund is subadvised by Wellington Management Company LLP ("Wellington") and seeks to obtain its investment objective of high current income with a secondary investment objective of capital appreciation, each to the extent consistent with protection of capital, by investing at least 80% of its investable assets in mortgage-backed debt securities. The Fund's benchmark is the Barclays Mortgage Backed Securities Index.

When the repositioning is implemented, the Fund's name will be changed to the Prudential Corporate Bond Fund and the Fund will be subadvised by Prudential Fixed Income ("PFI"), which is a unit of Prudential Investment Management, Inc. ("PIM"). In addition, the investment objective will change to high current income consistent with the preservation of principal and the Fund will invest at least 80% of its investable assets in bonds of corporations with varying maturities. The Fund's benchmark will be the Barclays U.S. Credit Bond Index.

The Fund currently offers Class T shares. When the repositioning is completed, Class T shares will be re-named as Class Z shares, and all existing Class T shareholders will become Class Z shareholders. In addition, the Fund will offer Class A, Class C, Class Q and Class R shares as new share classes. As a result of the repositioning, shareholders of the Fund may realize benefits including the potential for improved performance and future asset growth, increased exchange options for current Class T shareholders, and a reduction in overall expenses as a result of the implementation of a new contractual expense cap, which will limit net annual operating expenses (exclusive of distribution and service (12b-1) fees, taxes, interest, brokerage, underlying funds, extraordinary expenses and certain other expenses) of each class of shares of the Fund to 0.87% of the Fund's average daily net assets through November 30, 2016.

Implementation of the Repositioning. At least 60 days prior to the implementation of the repositioning, the Trust will mail a notice to Fund shareholders announcing the change in the Fund's 80% policy. On or about May 28, 2015, the Trust will also file with the Securities and Exchange Commission (the "SEC") an amendment to its registration statement for the purpose of including detailed disclosure in the Fund's Summary Prospectus, Prospectus and Statement of Additional Information regarding the changes in subadvisory arrangements and investment policies and strategies described above. In addition, within 90 days following the implementation of the repositioning, a Schedule 14C Information Statement for shareholders of the Fund describing the new subadvisory arrangements will be filed with the SEC and posted on the Fund's website, and a Notice of Internet Availability regarding the Schedule 14C Information Statement will be mailed to existing shareholders of the Fund.




THE TARGET PORTFOLIO TRUST
Target Small Capitalization Value Portfolio

Statutory Prospectus Supplement dated January 15, 2015 to the
Currently Effective Prospectus


The Board of Trustees of The Target Portfolio Trust (the "Trust"), on behalf of Target Small Capitalization Value Portfolio (the "Small Cap Value Portfolio"), recently approved the repositioning of the Small Cap Value Portfolio. The repositioning will result in the adoption of new investment policies and strategies, and the replacement of EARNEST Partners, LLC, NFJ Investment Group LLC, Lee Munder Capital Group, LLC, Vaughan Nelson Investment Management, LP, J.P. Morgan Investment Management, Inc., and Sterling Capital Management LLC as subadvisers to the Small Cap Value Portfolio. Quantitative Management Associates LLC ("QMA") will serve as the sole subadviser to the Small Cap Value Portfolio. These changes are discussed in greater detail below.
To reflect these changes, the Prospectus is revised as follows, effective on January 15, 2015:


I.
In the section of the Prospectus entitled Summary: Target Small
Capitalization Value Portfolio/Portfolio Fees and Expenses, the table entitled "Annual Portfolio Operating Expenses" is hereby deleted in its entirety and replaced with the following:

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

                    Class A          Class T           Class R      Class Q
Management Fees
                      .60
                                     .60
                                                       .60
                                                                       .60
+Distribution and service (12b-1) fees
                      .30
                                     None
                                                       .75
                                                                       None
+Other expenses
                      .08
                                    .08
                                                     .08
                                                                      .04
=Total Annual Portfolio Operating Expenses
                      .98
                                    .68
                                                     1.43
                                                                      .64
- Distribution Fee waiver or expense reimbursement
                      (.05)
                                    None
                                                    (.25)
                                                                     None
= Total Annual Portfolio Operating Expenses after fee waiver and/or expense reimbursement(1)
                      .93
                                    .68
                                                    1.18
                                                                     .64

1 The distributor has contractually agreed through November 30, 2016 to reduce its distribution and service (12b-1) fees for Class A shares to an annual rate of .25% of the average daily net assets of Class A shares and its distribution and service (12b-1) fees for Class R shares to an annual rate of .50% of the average daily net assets of the Class R shares. These waivers may not be terminated prior to November 30, 2016 without approval of the Portfolio's Board of Trustees


II.
In the section of the Prospectus entitled Summary: Target Small
Capitalization Value Portfolio/Investments, Risks and Performance, the existing description of the Principal Investment Strategies is hereby deleted and replaced with the following:

The Small Cap Value Portfolio normally invests at least 80% of its investable assets in equity and equity-related securities of small-cap companies. Equity and equity-related securities include common and preferred stock, exchange-traded funds (ETFs), securities convertible into common stock, securities having common stock characteristics, futures contracts, and other derivative instruments whose value is based on common stock, such as rights, warrants, or options to purchase common stock. The subadviser considers small cap companies to be companies with market capitalizations within the market cap range of companies included in the Russell 2000 Index or the Standard & Poor's SmallCap 600 Index. As of December 31, 2014, the Russell 2000 Index median market capitalization was approximately $729 million and the largest company by market capitalization was $7.259 billion. Market capitalization is measured at the time of purchase.
The Small Cap Value Portfolio invests in a diversified portfolio of small cap company stocks that the subadviser believes are attractively priced when evaluated using quantitative measures such as price-to-earnings, price-to-cash flow, and price-to-book ratios. Although the strategy emphasizes attractive valuations, the subadviser also considers other quantifiable characteristics. The emphasis placed on valuation and other factors may vary over time and with market conditions. To manage risk, the subadviser limits certain exposures such as the proportion of assets invested in an individual stock or industry. Although the strategy is primarily quantitative, the investment management team also exercises judgment when evaluating underlying data and positions recommended by its models. While most assets will typically be invested in U.S. equity and equity-related securities, including real estate investment trusts (REITs), the Small Cap Value Portfolio may also invest in foreign equity and equity-related securities.


III.
In the section of the Prospectus entitled Summary: Target Small
Capitalization Value Portfolio/Principal Risks of Investing in the Portfolio, the following changes are made:

A. "Style Risk" is hereby deleted.


B.
The following principal risks are added at the end of the section:
Value Style Risk. Since the Portfolio follows a value investment style, there is the risk that the value style may be out of favor for a period of time, that the market will not recognize a security's intrinsic value for a long time or that a stock judged to be undervalued may actually be appropriately priced.
Management Risk. The value of your investment may decrease if judgments by the subadviser about the attractiveness, value or market trends affecting a particular security, industry or sector or about market movements are incorrect.
Real Estate Investment Trust (REIT) Risk. Investing in
REITs involves certain unique risks in addition to those risks associated with investing in the real estate industry in general. Equity REITs may be affected by changes in the value of the underlying property owned by the REITs, while mortgage REITs may be affected by the quality of any credit extended. REITs are dependent upon management skills, may not be diversified geographically or by property/mortgage asset type, and are subject to heavy cash flow dependency, default by borrowers and self-liquidation. REITs must also meet certain requirements under the Internal Revenue Code of 1986, as amended (the "Code") to avoid entity level tax and be eligible to pass-through certain tax attributes of their income to shareholders. REITs are consequently subject to the risk of failing to meet these requirements for favorable tax treatment and of failing to maintain their exemptions from registration under the Investment
Company Act of 1940. REITs are subject to the risks of changes in the Code affecting their tax status. REITs
(especially mortgage REITs) are subject to interest rate risks. Small capitalization REITs may have limited financial resources, may trade less frequently and in limited volume and may be subject to more abrupt or erratic price movements than larger company securities. REITs may incur significant amounts of leverage. The Portfolio's investments in REITs may subject the Portfolio to duplicate management and/or advisory fees.


IV.
In the section of the Prospectus entitled Summary: Target Small
Capitalization Value Portfolio/The Portfolio's Past Performance, the following disclosure is added:

Note: The Small Cap Value Portfolio was repositioned and a new subadviser, Quantitative Management Associates LLC, hired effective January 15, 2015. The Small Cap Value Portfolio's performance prior to January 15, 2015 reflects the previous investment policies and strategies and previous subadvisers.


V.
In the section of the Prospectus entitled Summary: Target Small
Capitalization Value Portfolio/Management of the Portfolio, the existing portfolio manager chart is hereby deleted and replaced with the following new chart:

Investment Manager    Prudential Investments LLC

Subadviser           Quantitative Management Associates LLC


Portfolio Managers             Mitchell Stern, PhD
Title             Managing Director & Portfolio Manager
Service Date             January 2015

Portfolio Managers            Stephen Courtney
Title            Managing Director & Portfolio Manager
Service Date             January 2015


Portfolio Managers            Deborah D. Woods
Title            Principal & Portfolio Manager
Service Date            January 2015


Portfolio Managers            Robert Leung, CFA
Title            Senior Associate & Portfolio Manager
Service Date            January 2015




VI.
In the section of the Prospectus entitled How the Portfolios
Invest/Investment Objectives and Policies: Large Cap Value, Small Cap Value and International Equity Portfolios, the term Small Cap Value is hereby deleted from the subtitle.


VII.
In the section of the Prospectus entitled How the Portfolios
Invest/Investment Objectives and Policies, the following language is added immediately following the subsection entitled Large Cap Value and International Equity Portfolios:

Small Cap Value Portfolio
The Small Cap Value Portfolio normally invests at least 80% of its investable assets in equity and equity-related securities of small-cap companies. Equity and equity-related securities include common and preferred stock, exchange-traded funds (ETFs), securities convertible into common stock, securities having common stock characteristics, futures contracts, and other derivative instruments whose value is based on common stock, such as rights, warrants, or options to purchase common stock. The subadviser considers small cap companies to be companies with market capitalizations within the market cap range of companies included in the Russell 2000 Index or the Standard & Poor's SmallCap 600 Index. As of December 31, 2014, the Russell 2000 Index median market capitalization was approximately $729 million and the largest company by market capitalization was $7.259 billion. Market capitalization is measured at the time of purchase.
The Small Cap Value Portfolio invests in a diversified portfolio of small cap company stocks that the subadviser believes are attractively priced when evaluated using quantitative measures such as price-to-earnings, price-to-cash flow, and price-to-book ratios. Although the strategy emphasizes attractive valuations, the subadviser also considers other quantifiable characteristics. The emphasis placed on valuation and other factors may vary over time and with market conditions. To manage risk, the subadviser limits certain exposures such as the proportion of assets invested in an individual stock or industry. Although the strategy is primarily quantitative, the investment management team also exercises judgment when evaluating underlying data and positions recommended by its models. While most assets will typically be invested in U.S. equity and equity-related securities, including real estate investment trusts (REITs), the Small Cap Value Portfolio may also invest in foreign equity and equity-related securities.


VIII.
The section of the Prospectus entitled How the Portfolios Invest/Other Investments and Strategies: Exchange-Traded Funds (ETFs) and Exchange-Traded Notes (ETNs) is hereby deleted in its entirety and replaced with the following:
Exchange-Traded Funds (ETFs) and Exchange-Traded Notes (ETNs)
The Large Cap Growth, Large Cap Value, and Small Cap Value Portfolios may invest in securities of ETFs, subject to certain limits on investment in securities of non-affiliated investment companies. Securities of ETFs represent shares of ownership in either a mutual fund or unit investment trust that generally holds a portfolio of securities that may include bonds, common stocks, other instruments or a combination of all three and which is designed to provide exposure to the market represented by the portfolio of those securities. Such holdings are subject to any management fees of the mutual fund or unit investment trust. In addition, the Large Cap Growth and Large Cap Value Portfolios may invest in ETNs. ETNs, like ETFs, are traded on major exchanges. ETN returns are based on the performance of a market index, although the credit rating of the issuer may affect the value of the ETN.


IX.
In the section of the Prospectus entitled How the Portfolios
Invest/Other Investments and Strategies: Principal & Non-Principal Strategies, the following changes are made:


A.
Under the subheading "Asset-Backed Securities," the bullet pertaining to the Small Cap Value Portfolio is deleted in its entirety.

B. Under the subheading "Derivatives," the following bullet is added at the beginning of the list:

Small Cap Value: May invest up to 25% of net assets.


C.
Under the subheading "When-issued and Delayed Delivery
Securities," the bullet pertaining to All Other Portfolios is deleted in its entirety and replaced with the following:



Mortgage-Backed Securities: Percentage varies; usually less than 10% of investable assets



Large Cap Value: Percentage varies; usually less than 10% of investable assets

       D. The following is added at the end of the section:
       Exchange Traded Funds


Small Cap Value: Up to 10% of total assets


X.
In the section of the Prospectus entitled How the Trust is Managed/Manager, in the table entitled "Management Fee Rates," the existing Annual Management Fee for Small Cap Value Portfolio is hereby deleted and replaced with the following:
0.60% up to $2 billion of average daily net assets;
0.575% over $2 billion of average daily net assets


XI.
In the section of the Prospectus entitled How the Trust is Managed/Investment Subadvisers: Small Cap Value Portfolio, the existing information is hereby deleted in its entirety and replaced with the following:

Quantitative Management Associates LLC (QMA) is the subadviser to the Small Cap Value Portfolio. QMA is a wholly-owned subsidiary of Prudential Investment Management, Inc. QMA manages equity and asset allocation portfolios for institutional and retail clients. As of September 30, 2014, QMA managed approximately $112 billion in assets. The address of QMA is Gateway Center Two, 100 Mulberry Street, Newark, New Jersey 07102.


VI.
In the section of the Prospectus entitled How the Trust is Managed/Portfolio Managers: Small Cap Value Portfolio, the existing information is hereby deleted in its entirety and replaced with the following:

QMA

Mitchell Stern, PhD, is a Managing Director for QMA and co-Head of Research and Portfolio Management for Value Equity. Since joining QMA in 1997, Mr. Stern has held multiple roles including leading value research and managing large-cap. small-cap, long-short, and derivative portfolios. Previously, he was the lead researcher for Dreman Value Management. Earlier in his career, Mr. Stern was an Assistant Professor of Finance at the University of Tennessee and Fairfield University. Mr. Stern earned a BA cum laude in Economics from Brandeis University and an MA and a PhD in Economics from the University of Virginia.

Stephen Courtney is a Managing Director for QMA and co-Head of Research and Portfolio Management for Value Equity. Prior to joining QMA, Mr. Courtney was a Director at ClearBridge Investments and its predecessor organizations, where he served as a research analyst and portfolio manager for 26 years. He earned a BA in Political Science from Boston College. He is also a member of the CFA Institute and the New York Society of Security Analysts.
Deborah D. Woods is a Principal and Portfolio Manager for the QMA Value Equity Team. She joined a predecessor organization in 1979, and has been associated with the value team since 1984.Her responsibilities include portfolio management, analysis and involvement in the research effort. Ms. Woods began her career at Prudential Financial as an industry analyst. She earned a BA in History from Wellesley College. Robert Leung, CFA, is a Senior Associate and Portfolio Manager for the QMA Value Equity Team and has been a member of the team since 1996. His responsibilities include portfolio management, analysis, and involvement in the research effort. Mr. Leung began with the team as a Portfolio Analyst/Research Assistant. He earned a BA in Economics from Union College and holds the Chartered Financial Analyst (CFA) designation.


TARGET PORTFOLIO TRUST
Target Small Capitalization Value Portfolio

Supplement dated January 15, 2015 to the
Currently Effective Statement of Additional Information

The Board of Trustees of The Target Portfolio Trust (the "Trust"), on behalf of the Target Small Capitalization Value Portfolio (the "Small Cap Value Portfolio"), recently approved the repositioning of the Small Cap Value Portfolio. The repositioning will result in the adoption of new investment policies and strategies, and the replacement of EARNEST Partners, LLC ("EARNEST"), NFJ Investment Group LLC ("NFJ"), Lee Munder Capital Group, LLC ("Lee Munder"), Vaughan Nelson Investment Management, LP ("Vaughan Nelson"), J.P. Morgan Investment Management, Inc. ("J.P. Morgan"), and Sterling Capital
Management LLC ("Sterling") as subadvisers to the Small Cap Value Portfolio with Quantitative Management Associates LLC ("QMA") as the sole subadviser to the Small Cap Value Portfolio. These changes are discussed in greater detail below.
To reflect the change in subadvisers for the Small Cap Value Portfolio, the Statement of Additional Information ("SAI") is hereby revised as follows, effective January 15, 2015, by removing all information and references to EARNEST, NFJ, Lee Munder, Vaughan Nelson, J.P. Morgan and Sterling, and their portfolio management with respect to the Small Cap Value Portfolio, except as noted below, and adding the following:


I.
In the section of the SAI entitled Management & Advisory
Arrangements/Manager:


a.
the heading "Management Fees Paid by Small Capitalization Value
Portfolio*" is revised to read "Management Fees Paid by Small
Capitalization Value Portfolio*,**"; and


b.
the following footnote is hereby added at the bottom of the section:

**Effective January 15, 2015, the management fee rate for the Small Capitalization Value Portfolio is 0.60% up to $2 billion of average daily net assets, and 0.575% over $2 billion of average daily net assets.


II.
In the section of the SAI entitled Management & Advisory
Arrangements/Subadvisory Arrangements, the following changes are made:


a.
The subsection "Subadvisory Fees Paid by PI: Small Capitalization
Value Portfolio" is deleted in its entirety and replaced with the following:

Subadvisory Fees Paid by PI: Small Capitalization Value Portfolio*

Subadviser

EARNEST Partners LLC (terminated January 2015)
2014    $1,180,175
2013    $1,563,737
2012    $1,146,669
2011    $991,499

J.P. Morgan Investment Management, Inc. (terminated January 2015)
2014    $541,545
2013    $529,904
2012    $367,537
2011    $306,599

Lee Munder Capital Group, LLC (terminated January 2015)
2014    $666,965
2013    $702,580
2012    $580,008
2011    $541,606

NFJ Investment Group LLC (terminated January 2015)
2014    $1,315,982
2013    $1,741,037
2012    $1,338,123
2011    $1,162,457

Vaughan Nelson Investment Management, L.P. (terminated January 2015)
2014    $1,206,274
2013    $1,202,325
2012    $879,144
2011    $741,597

Sterling Capital Management, LLC (terminated January 2015)
2014   $763,508
2013
2012
2011

Quantitative Management Associates LLC
(effective January 2015)

b.
In the subsection "Subadvisers and Subadvisory Fee Rates," the following information pertaining to the Small Cap Value Portfolio is added:

Small Capitalization Value
        Quantitative Management Associates LLC
               0.45% up to $1 billion;
                  0.40% over $1 billion(9)

(9) Prudential Investments LLC and Quantitative Management Associates LLC have executed a waiver agreement, pursuant to which PI and QMA have agreed that PI will pay QMA a fee at the rate of 0.35% of the Fund's average daily net assets. The waiver agreement will remain in effect until further mutual agreement of the parties.


III.
In the section of the SAI entitled Management & Advisory
Arrangements/Additional Information About the Portfolio Managers - Other Accounts and Ownership of Fund Securities/Target Small Capitalization Portfolio, the existing chart is hereby deleted and replaced with the following chart:

Subadviser

Quantitative Management Associates LLC


Portfolio Managers Mitchell Stern, PhD
Registered Investment Companies*   3/ $702,749,514
Other Pooled Investment Vehicles*   3/$589,643,072
Other Accounts*   7/$2,174,065,168
Ownership of Fund Securities   None




Portfolio Managers Stephen Courtney
Registered Investment Companies*   3/ $702,749,514
Other Pooled Investment Vehicles*   3/$589,643,072
Other Accounts*   7/$2,174,065,168
Ownership of Fund Securities   None



Portfolio Managers Deborah D. Woods
Registered Investment Companies*   3/ $702,749,514
Other Pooled Investment Vehicles*   3/$589,643,072
Other Accounts*   7/$2,174,065,168
Ownership of Fund Securities   None



Portfolio Managers Robert Leung, CFA
Registered Investment Companies*   3/ $702,749,514
Other Pooled Investment Vehicles*   3/$589,643,072
Other Accounts*   7/$2,174,065,168
Ownership of Fund Securities   None



Information in the above table is as of September 30, 2014.
*Accounts are managed on a team basis. If a portfolio manager is a member of a team, any account managed by that team is included in the number of accounts and total assets for such portfolio manager (even if such portfolio manager is not primarily involved in the day-to-day management of the account).
"QMA Other Pooled Investment Vehicles" includes commingled insurance company separate accounts, commingled trust funds and other commingled investment vehicles. "QMA Other Accounts" includes single client accounts, managed accounts (which are counted as one account per managed account platform), asset allocation clients, and accounts of affiliates. The assets in certain accounts have been estimated due to the availability of information only at the end of the calendar quarts.


IV.
In the section of the SAI entitled Additional Information About the Portfolio Managers - Compensation and Conflicts of Interest, the following information with respect to QMA is hereby added:

Quantitative Management Associates LLC (QMA)
COMPENSATION. QMA's investment professionals are compensated through a combination of base salary, a performance-based annual cash incentive bonus and an annual long-term incentive grant. QMA regularly utilizes third party surveys to compare its compensation program against leading asset management firms to monitor competitiveness.
An investment professional's incentive compensation, including both the annual cash bonus and long-term incentive grant, is largely driven by a person's contribution to QMA's goal of providing investment performance to clients consistent with portfolio objectives, guidelines and risk parameters.
In addition, a person's qualitative contributions would also be considered in determining compensation. An investment professional's long-term incentive grant is currently divided into two components: (i) 80% of the value of the grant is subject to increase or decrease based on the annual performance of certain QMA strategies, and
(ii) 20% of the value of the grant consists of stock options and/or restricted stock of Prudential Financial, Inc. (QMA's ultimate parent company). The long-term incentive grants are subject to vesting requirements.
The incentive compensation of each investment professional is not based solely or directly on the performance of the Fund (or any other individual account managed by QMA) or the value of the assets of the Fund (or any other individual account managed by QMA).
The annual cash bonus pool is determined quantitatively based on two primary factors: 1) investment performance of composites representing QMA's various investment strategies on a 1-year and 3-year basis relative to appropriate market peer groups and the indices against which QMA's strategies are managed, and 2) business results as measured by QMA's pre-tax income. CONFLICTS OF INTEREST. Like other investment advisers, QMA is subject to various conflicts of interest in the ordinary course of its business. QMA strives to identify potential risks, including conflicts of interest, that are inherent in its business, and conducts annual conflict of interest reviews. When actual or potential conflicts of interest are identified, QMA seeks to address such conflicts through one or more of the following methods:

Elimination of the conflict;

Disclosure of the conflict; or

Management of the conflict through the adoption of appropriate policies and procedures.
QMA follows Prudential Financial's policies on business ethics, personal securities trading, and information barriers. QMA has adopted a code of ethics, allocation policies and conflicts of interest policies, among others, and has adopted supervisory procedures to monitor compliance with its policies. QMA cannot guarantee, however, that its policies and procedures will detect and prevent, or assure disclosure of, each and every situation in which a conflict may arise.
Side-by-Side Management of Accounts and Related Conflicts of Interest Side-by-side management of multiple accounts can create incentives for QMA to favor one account over another. Examples are detailed below, followed by a discussion of how QMA addresses these conflicts.

Asset-Based Fees vs. Performance-Based Fees; Other Fee Considerations. QMA manages accounts with asset-based fees alongside accounts with performance-based fees. Asset-based fees are calculated based on the value of a client's portfolio at periodic measurement dates or over specified periods of time. Performance-based fees are generally based on a share of the capital appreciation of a portfolio, and may offer greater upside potential to an investment manager than asset-based fees, depending on how the fees are structured. This side-by-side management can create an incentive for QMA and its investment professionals to favor one account over another. Specifically, QMA has the incentive to favor accounts for which it receives performance fees, and possibly take greater investment risks in those accounts, in order to bolster performance and increase its fees. In addition, since fees are negotiable, one client may be paying a higher fee than another client with similar investment objectives or goals. In negotiating fees, QMA takes into account a number of factors including, but not limited to, the investment strategy, the size of a portfolio being managed, the relationship with the client, and the required level of service. Fees may also differ based on account type. For example, fees for commingled vehicles, including those that QMA subadvises, may differ from fees charged for single client accounts.
?
Long Only/Long-Short Accounts. QMA manages accounts that only allow it to hold securities long as well as accounts that permit short selling. QMA may, therefore, sell a security short in some client accounts while holding the same security long in other client accounts, creating the possibility that QMA is taking inconsistent positions with respect to a particular security in different client accounts.
?
Compensation/Benefit Plan Accounts/Other Investments by Investment Professionals. QMA manages certain funds and strategies whose performance is considered in determining long-term incentive plan benefits for certain investment professionals. Investment professionals involved in the management of those accounts in these strategies have an incentive to favor them over other accounts they manage in order to increase their compensation. Additionally, QMA's investment professionals may have an interest in funds in those strategies if the funds are chosen as options in their 401(k) or deferred compensation plans offered by Prudential or if they otherwise invest in those funds directly.

?
Affiliated Accounts. QMA manages accounts on behalf of its affiliates as well as unaffiliated accounts.QMA could have an incentive to favor accounts of affiliates over others.

?
Non-Discretionary Accounts or Models. QMA provides non-discretionary model portfolios to some clients and manages other portfolios on a discretionary basis. The non-discretionary clients may be disadvantaged if QMA delivers the model investment portfolio to them after it initiates trading for the discretionary clients, or vice versa.
?
Large Accounts. Large accounts typically generate more revenue than do smaller accounts. As a result, a portfolio manager has an incentive when allocating scarce investment opportunities to favor accounts that pay a higher fee or generate more income for QMA.
?
Securities of the Same Kind or Class. QMA may buy or sell, or may direct or recommend that one client buy or sell, securities of the same kind or class that are purchased or sold for another client, at prices that may be different. QMA may also, at any time, execute trades of securities of the same kind or class in one direction for an account and in the opposite direction for another account, due to differences in investment strategy or client direction. Different strategies effecting trading in the same securities or types of securities may appear as inconsistencies in QMA's management of multiple accounts side-by-side.
How QMA Addresses These Conflicts of Interest
The conflicts of interest described above with respect to different types of side-by-side management could influence QMA's allocation of investment opportunities as well as its timing, aggregation and allocation of trades. QMA has developed policies and procedures designed to address these conflicts of interest.
In keeping with its fiduciary obligations, QMA's policies with respect to allocation and aggregation are to treat all of its accounts fairly and equitably. QMA's investment strategies generally require that QMA invest its clients' assets in securities that are publicly traded. QMA generally does not participate in initial public offerings. These factors significantly reduce the risk that QMA could favor one client over another in the allocation of investment opportunities.
QMA's compliance procedures with respect to these policies include independent monitoring by its compliance unit of the timing, allocation and aggregation of trades and the allocation of investment opportunities. These procedures are designed to detect patterns and anomalies in QMA's side-by-side management and trading so that QMA may take measures to correct or improve its processes. QMA's trade management oversight committee, which consists of senior members of its management team, reviews trading patterns on a periodic basis.
QMA rebalances portfolios periodically with frequencies that vary with market conditions and investment objectives and may differ across portfolios in the same strategy based on variations in portfolio characteristics and constraints. QMA may aggregate trades for all portfolios rebalanced on any given day, where appropriate and consistent with its duty of best execution. Orders are generally allocated at the time of the transaction, or as soon as possible thereafter, on a pro rata basis equal to each account's appetite for the issue when such appetite can be determined. As mentioned above, QMA's compliance unit performs periodic monitoring to determine that all portfolios are rebalanced consistently, over time, within all strategies.
With respect to QMA's management of long-short and long only accounts, the security weightings (positive or negative) in each account are always determined by a quantitative algorithm. An independent review is performed by the compliance unit to assess whether any such positions would represent a departure from the quantitative algorithm used to derive the positions in each portfolio. QMA's review is also intended to identify situations where QMA would seem to have conflicting views of the same security in different portfolios although such views may actually be reasonable due to differing portfolio constraints.
QMA's Relationships with Affiliates and Related Conflicts of Interest
As an indirect wholly-owned subsidiary of Prudential Financial, QMA is part of a diversified, global financial services organization. It is affiliated with many types of financial service providers, including broker-dealers, insurance companies, commodity pool operators and other investment advisers. Some of its employees are officers of some of these affiliates.
Conflicts Related to QMA's Affiliations
?
Conflicts Arising Out of Legal Restrictions. QMA may be restricted by law, regulation or contract as to how much, if any, of a particular security it may purchase or sell on behalf of a client, and as to the timing of such purchase or sale. These restrictions may apply as a result of QMA's relationship with Prudential Financial and its other affiliates. For example, QMA's holdings of a security on behalf of its clients may, under some SEC rules, be aggregated with the holdings of that security by other Prudential Financial affiliates. These holdings could, on an aggregate basis, exceed certain reporting thresholds for which QMA and Prudential monitor, and QMA and Prudential may restrict purchases to avoid crossing such thresholds. In addition, QMA could receive material, non-public information with respect to a particular issuer from an affiliate and, as a result, be unable to execute purchase or sale transactions in securities of that issuer for its clients. QMA is generally able to avoid receiving material, non-public information from its affiliates by maintaining information barriers to prevent the transfer of information between affiliates.
?
The Fund may be prohibited from engaging in transactions with its affiliates even when such transactions may be beneficial for the Fund. Certain affiliated transactions are permitted in accordance with procedures adopted by the Fund and reviewed by the independent board members of the Fund. Conflicts Arising Out of Securities Holdings and Other Financial Interests
?
QMA, Prudential Financial, Inc., the general account of the Prudential Insurance Company of America (PICA) and accounts of other affiliates of QMA (collectively, affiliated accounts) may, at times, have financial interests in, or relationships with, companies whose securities QMA may hold, purchase or sell in it client accounts. This may occur, for example, because affiliated accounts hold public and private debt and equity securities of a large number of issuers and may invest in some of the same companies as QMA's client accounts. At any time, these interests and relationships could be inconsistent or in potential or actual conflict with positions held or actions taken by us on behalf of QMA's client accounts. For instance, QMA may invest client assets in the equity of companies whose debt is held by an affiliate. QMA may also invest in the securities of one or more clients for the accounts of other clients. While these conflicts cannot be eliminated, QMA has implemented policies and procedures, including adherence to PIM's information barrier policy, that are designed to ensure that investments of clients are managed in their best interests.
?
Certain of QMA's employees may offer and sell securities of, and units in, commingled funds that QMA manages or subadvises. Employees may offer and sell securities in connection with their roles as registered representatives of Prudential Investment
Management Services LLC (a broker-dealer affiliate), or as officers, agents, or approved persons of other affiliates. There is an incentive for QMA's employees to offer these securities to investors regardless of whether the investment is appropriate for such investor since increased assets in these vehicles will result in increased advisory fees to QMA. In addition, such sales could result in increased compensation to the employee.
?
A portion of the long-term incentive grant of some of QMA's investment professionals will increase or decrease based on the annual performance of several of QMA's advised accounts over a defined time period. Consequently, some of QMA's portfolio managers from time to time have financial interests in the accounts they advise. To address potential conflicts related to these financial interests, QMA has procedures, including supervisory review procedures, designed to ensure that each of its accounts is managed in a manner that is consistent with QMA's fiduciary obligations, as well as with the account's investment objectives, investment strategies and restrictions. Specifically, QMA's Chief Investment Officer will perform a comparison of trading costs between the advised accounts whose performance is considered in connection with the long-term incentive grant and other accounts, to ensure that such costs are consistent with each other or otherwise in line with expectations. The results of the analysis are discussed at a trade management meeting. Additionally, QMA's compliance group will review the performance of these accounts to ensure that it is consistent with the performance of other accounts in the same strategy that are not considered in connection with the grant.
Conflicts of Interest in the Voting Process
Occasionally, a conflict of interest may arise in connection with proxy voting. For example, the issuer of the securities being voted may also be a client of QMA. When QMA identifies an actual or potential conflict of interest between QMA and its clients, QMA votes in accordance with the policy of its proxy voting facilitator rather than its own policy. In that manner, QMA seeks to assure the independence and objectivity of the vote.

V.
In the section of the SAI entitled Proxy Voting, the following information with respect to QMA is hereby added:
QUANTITATIVE MANAGEMENT ASSOCIATES LLC
It is the policy of Quantitative Management Associates LLC (QMA) to vote proxies on client securities in the best long-term economic interest of its clients, in accordance with QMA's established proxy voting policy and procedures. In the case of pooled accounts, QMA's policy is to vote proxies on securities in such account in the best long-term economic interest of the pooled account. In the event of any actual or apparent material conflict between its clients' interest and QMA's own, QMA's policy is to act solely in its clients' interest. To this end, the proxy voting policy and procedures adopted by QMA include procedures to address potential material conflicts of interest arising in connection with the voting of proxies.
QMA's proxy voting policy contains detailed voting guidelines on a wide variety of issues commonly voted upon by shareholders. These guidelines reflect QMA's judgment of how to further the best long-range economic interest of its clients (i.e. the mutual interest of clients in seeing the appreciation in value of a common investment over time) through the shareholder voting process. Where issues are not addressed by its policy, or when circumstances suggest a vote not in accordance with its established guidelines, voting decisions are made on a case-by-case basis taking into consideration the potential economic impact of the proposal. With respect to international holdings, QMA takes into account additional restrictions in some countries that might impair its ability to trade those securities or have other potentially adverse economic consequences, and generally vote foreign securities on a best efforts basis if QMA determines that voting is in the best economic interest of its clients. The Fund determines whether fund securities out on loan are to be recalled for voting purposes and QMA is not involved in any such decision. QMA's proxy voting committee includes representatives of QMA's investment operations, compliance, risk and legal teams. QMA's proxy voting committee is responsible for interpreting the proxy voting policy as well as monitoring conflicts of interest, and periodically assesses the policy's effectiveness.
QMA utilizes the services of a third party proxy voting facilitator, and upon receipt of proxies will direct the voting facilitator to vote in a manner consistent with QMA's established proxy voting guidelines described above (assuming timely receipt of proxy materials from issuers and custodians). In accordance with its obligations under the Advisers Act, QMA provides full disclosure of its proxy voting policy, guidelines and procedures to its clients upon their request, and will also provide to any client, upon request, the proxy voting records for that client's securities.


THE TARGET PORTFOLIO TRUST
Target Large Capitalization Growth Portfolio
Target Large Capitalization Value Portfolio
Target Small Capitalization Growth Portfolio

Supplement dated December 17, 2014 to the
Summary Prospectus, Statutory Prospectus and Statement of Additional Information, each dated September 25, 2014, as supplemented from time to time

Proposed Reorganizations

The Board of Trustees of the Target Portfolio Trust (the "Trust"), on behalf of each Acquired Fund (as defined below) and the Boards of Trustees/Directors of Prudential Investment Portfolios Inc. ("PIP"), Prudential Investment Portfolios 3 ("PIP 3") and Prudential Jennison Small Company Fund, Inc. ("JSC
Fund"), on behalf of the applicable Acquiring Fund (as defined below), recently approved the Growth Reorganization (as defined below), the Strategic
Value Reorganization (as defined below) and the Small Company Reorganization (as defined below).

GROWTH REORGANIZATION

Acquired Fund
Target Large Capitalization Growth Portfolio, a series of the Trust


Acquiring Fund
Prudential Jennison Growth Fund,  a series of PIP

STRATEGIC VALUE REORGANIZATION

Acquired Fund
Target Large Capitalization Value Portfolio, a series of the Trust

Acquiring Fund
Prudential Strategic Value Fund, a series of PIP 3

SMALL COMPANY REORGANIZATION

Acquired Fund
Target Small Capitalization Growth Portfolio, a series of the Trust

Acquiring Fund
Prudential JSC Fund

Pursuant to the proposals, the assets and liabilities of each Acquired Fund would be exchanged for shares of the relevant Acquiring Fund. The Acquiring Fund shares to be received by the Acquired Fund shareholders in each reorganization will be equal in value, will be of the same class (except that
Class T shareholders of the Acquired Funds will receive Class Z shares of the relevant Acquiring Fund), and each share class will be subject to the same distribution fees, account maintenance fees, and sales charges, including contingent deferred sales charges, if any, as the Acquired Fund shares held by such shareholders immediately prior to each reorganization.

As part of the Strategic Value Reorganization, the Board also approved the creation and issuance of Class R shares of Prudential Strategic Value Fund ("Strategic Value Fund") in order to accommodate Class R shareholders of Target Large Capitalization Value Portfolio who will become shareholders of Strategic Value Fund.

Under the terms of the proposals, Acquired Fund shareholders would become shareholders of the relevant Acquiring Fund. No sales charges would be imposed in connection with the proposed transaction. Each of the Acquired Funds and Acquiring Funds anticipate obtaining an opinion of counsel to the effect that the reorganization transactions will not result in any adverse federal income tax consequences to either the Acquired Funds or the Acquiring
Funds or their respective shareholders.

Each reorganization is subject to approval by the shareholders of an Acquired
Fund. It is anticipated that a proxy statement/prospectus relating to each reorganization transaction will be mailed to the shareholders on or about the first quarter of 2015 and that the special meetings of the Acquired Fund shareholders will be held on or about second quarter 2015. If the required shareholder approvals are obtained and all required closing conditions are satisfied, including receipt of the above-described tax opinions, it is expected that each reorganization transaction will be completed on or about second quarter 2015 or as soon as reasonably practicable once shareholder approval is obtained.

If Acquired Fund shareholders approve its reorganization, the Acquired Fund will distribute its realized capital gains, if any, to shareholders prior to the closing. Acquired Fund shareholders who do not hold their shares in a tax-advantaged account may receive a taxable capital gain distribution as a result.

This document is not an offer to sell shares of the Acquiring Fund, nor is it a solicitation of an offer to buy any such shares or of any proxy. Please read the proxy statement/prospectus carefully, when it is available, because it contains important information about the reorganization and the Acquiring Fund.

TARGET PORTFOLIO TRUST
Target Intermediate-Term Bond Portfolio

Supplement dated December 17, 2014 to the
Currently Effective Statement of Additional Information


Important Changes relating to the Target Intermediate-Term Bond Portfolio

The Board of Trustees of the Trust, on behalf of the Fund, recently approved a repositioning of the Fund. The repositioning, which is explained in more detail in the supplement to the Fund's prospectus, will result in changes to the Fund's investment objective, certain investment policies and investment strategies, the adoption of a new name for the Fund, and will also result in the termination of the Fund's existing subadviser and the appointment of a new subadviser to manage the Fund.

To reflect the change in subadvisers for the Fund, the Statement of Additional Information (SAI) is hereby revised as follows, effective January 2015, by removing all information and references to Pacific Investment Management Company LLC (PIMCO) and its portfolio management, and substituting the following new information:


I.
In the section of the SAI entitled Management & Advisory
Arrangements/Subadvisory Arrangements, the subadvisory fee rate applicable to PIM is disclosed as 0.20%.


II.
In the section of the SAI entitled Management & Advisory
Arrangements/Additional Information About the Portfolio Managers - Other Accounts and Ownership of Fund Securities/Target Intermediate-Term Bond Portfolio, the following is hereby added to the table:

Subadviser

Prudential Investment Management, Inc.

Portfolio Managers    Michael J. Collins, CFA
Registered Investment Companies    29 / $28,282,962
Other Pooled Investment Vehicles   8 / $5,082,536

Other Accounts   16 / $6,941,338
Ownership of Fund Securities   None



Portfolio Managers    Gregory Peters
Registered Investment Companies    28 / $18,506,230
Other Pooled Investment Vehicles   26 / $6,938,722
Other Accounts   105 / $50,721,498
Ownership of Fund Securities   None


Portfolio Managers    Richard Piccirillo
Registered Investment Companies    5 / $9,152,188
Other Pooled Investment Vehicles   3 / $1,065,828
Other Accounts   26 / $14,078,550
Ownership of Fund Securities   None



Information in the above table is as of October 31, 2014.

 III.
In the section of the SAI entitled Additional Information About the Portfolio Managers - Compensation and Conflicts of Interest, the following information with respect to PIM is hereby added:
Prudential Investment Management, Inc. (PIM).
COMPENSATION. The base salary of an investment professional in the Prudential Fixed Income unit of PIM is based on market data relative to similar positions as well as the past performance, years of experience and scope of responsibility of the individual. Incentive compensation, including the annual cash bonus, the long-term equity grant and grants under Prudential Fixed Income's long-term incentive plan, is primarily based on such person's contribution to Prudential Fixed Income's goal of providing investment performance to clients consistent with portfolio objectives, guidelines and risk parameters and market-based data such as compensation trends and levels of overall compensation for similar positions in the asset management industry. In addition, an investment professional's qualitative contributions to the organization are considered in determining incentive compensation.
Incentive compensation is not solely based on the performance of, or value of assets in, any single account or group of client accounts.
An investment professional's annual cash bonus is paid from an annual incentive pool. The pool is developed as a percentage of Prudential Fixed Income's operating income and is refined by business metrics, such as: business development initiatives, measured primarily by growth in operating income; the number of investment professionals receiving a bonus; and investment performance of portfolios relative to appropriate peer groups or market benchmarks.
Long-term compensation consists of Prudential Financial restricted stock and grants under the long-term incentive plan. Grants under the long-term incentive plan are participation interests in notional accounts with a beginning value of a specified dollar amount. The value attributed to these notional accounts increases or decreases over a defined period of time based, in part, on the performance of investment composites representing a number of Prudential Fixed Income's most frequently marketed investment strategies. An investment composite is an aggregation of accounts with similar investment strategies. The long-term incentive plan is designed to more closely align compensation with investment performance and the growth of Prudential Fixed Income's business. Both the restricted stock and participation interests are subject to vesting requirements.

CONFLICTS OF INTEREST. Like other investment advisers, Prudential Fixed Income is subject to various conflicts of interest in the ordinary course of its business. Prudential Fixed Income strives to identify potential risks, including conflicts of interest, that are inherent in its business, and conducts annual conflict of interest reviews. When actual or potential conflicts of interest are identified, Prudential Fixed Income seeks to address such conflicts through one or more of the following methods: elimination of the conflict; disclosure of the conflict; or management of the conflict through the adoption of appropriate policies and procedures. Prudential Fixed Income follows the policies of Prudential Financial, Inc. (Prudential Financial) on business ethics, personal securities trading by investment personnel, and information barriers. Prudential Fixed Income has adopted a code of ethics, allocation policies and conflicts of interest policies, among others, and has adopted supervisory procedures to monitor compliance with its policies. Prudential Fixed Income cannot guarantee, however, that its policies and procedures will detect and prevent, or assure disclosure of, each and every situation in which a conflict may arise.Side-by-Side Management of Accounts and Related Conflicts of Interest. Prudential Fixed Income's side-by-side management of multiple accounts can create conflicts of interest. Examples are detailed below, followed by a discussion of how Prudential Fixed Income addresses these conflicts.

Performance Fees- Prudential Fixed Income manages accounts with asset-based fees alongside accounts with performance-based fees. This side-by-side management may be deemed to create an incentive for Prudential Fixed Income and its investment professionals to favor one account over another. Specifically, Prudential Fixed Income could be considered to have the incentive to favor accounts for which it receives performance fees, and possibly take greater investment risks in those accounts, in order to bolster performance and increase its fees.


..
Affiliated accounts- Prudential Fixed Income manages accounts on behalf of its affiliates as well as unaffiliated accounts. Prudential Fixed Income could be considered to have an incentive to favor accounts of affiliates over others.


..
Large accounts-large accounts typically generate more revenue than do smaller accounts and certain of Prudential Fixed Income's strategies have higher fees than others. As a result, a portfolio manager could be considered to have an incentive when allocating scarce investment opportunities to favor accounts that pay a higher fee or generate more income for Prudential Fixed Income.


..
Long only and long/short accounts- Prudential Fixed Income manages accounts that only allow it to hold securities long as well as accounts that permit short selling. Prudential Fixed Income may, therefore, sell a security short in some client accounts while holding the same security long in other client accounts. These short sales could reduce the value of the securities held in the long only accounts. In addition, purchases for long only accounts could have a negative impact on the short positions.


..
Securities of the same kind or class- Prudential Fixed Income may buy or sell for one client account securities of the same kind or class that are purchased or sold for another client at prices that may be different. Prudential Fixed Income may also, at any time, execute trades of securities of the same kind or class in one direction for an account and in the opposite direction for another account due to differences in investment strategy or client direction. Different strategies trading in the same securities or types of securities may appear as inconsistencies in Prudential Fixed Income's management of multiple accounts side-by-side.


..
Financial interests of investment professionals- Prudential Fixed Income investment professionals may invest in investment vehicles that it advises. Also, certain of these investment vehicles are options under the 401(k) and deferred compensation plans offered by Prudential Financial. In addition, the value of grants under Prudential Fixed Income's long-term incentive plan is affected by the performance of certain client accounts. As a result, Prudential Fixed Income investment professionals may have financial interests in accounts managed by Prudential Fixed Income or that are related to the performance of certain client accounts.


..
Non-discretionary accounts or models- Prudential Fixed Income provides non-discretionary investment advice and non-discretionary model portfolios to some clients and manages others on a discretionary basis. Trades in non-discretionary accounts could occur before, in concert with, or after Prudential Fixed Income executes similar trades in its discretionary accounts. The non-discretionary clients may be disadvantaged if Prudential Fixed Income delivers the model investment portfolio or investment advice to them after it initiates trading for the discretionary clients, or vice versa.
How Prudential Fixed Income Addresses These Conflicts of Interest.
Prudential
Fixed Income has developed policies and procedures designed to address the conflicts of interest with respect to its different types of side-by-side management described above.

..
The head of Prudential Fixed Income and its chief investment officer periodically review and compare performance and performance attribution for each client account within its various strategies.


..
In keeping with Prudential Fixed Income's fiduciary obligations, its policy with respect to trade aggregation and allocation is to treat all of its accounts fairly and equitably over time. Prudential Fixed Income's trade management oversight committee, which generally meets quarterly, is responsible for providing oversight with respect to trade aggregation and allocation. Prudential Fixed Income has compliance procedures with respect to its aggregation and allocation policy that include independent monitoring by its compliance group of the timing, allocation and aggregation of trades and the allocation of investment opportunities. In addition, its compliance group reviews a sampling of new issue allocations and related documentation each month to confirm compliance with the allocation procedures. Prudential Fixed Income's compliance group reports the results of the monitoring processes to its trade management oversight committee. Prudential Fixed Income's trade management oversight committee reviews forensic reports of new issue allocation throughout the year so that new issue allocation in each of its strategies is reviewed at least once during each year. This forensic analysis includes such data as: (i) the number of new issues allocated in the strategy; (ii) the size of new issue allocations to each portfolio in the strategy; and (iii) the profitability of new issue transactions. The results of these analyses are reviewed and discussed at Prudential Fixed Income's trade management oversight committee meetings. Prudential Fixed Income's trade management oversight committee also reviews forensic reports on the allocation of trading opportunities in the secondary market. The procedures above are designed to detect patterns and anomalies in Prudential Fixed Income's side-by-side management and trading so that it may assess and improve its processes.


..
Prudential Fixed Income has policies and procedures that specifically address its side-by-side management of long/short and long only portfolios. These policies address potential conflicts that could arise from differing positions between long/short and long only portfolios. In addition, lending opportunities with respect to securities for which the market is demanding a slight premium rate over normal market rates are allocated to long only accounts prior to allocating the opportunities to long/short accounts.

Conflicts Related to Prudential Fixed Income's Affiliations. As an indirect wholly-owned subsidiary of Prudential Financial, Prudential Fixed Income is part of a diversified, global financial services organization. Prudential Fixed Income is affiliated with many types of US and non-US financial service providers, including insurance companies, broker-dealers, commodity trading advisors, commodity pool operators and other investment advisers. Some of its employees are officers of some of these affiliates.
..
Conflicts Arising Out of Legal Restrictions. Prudential Fixed Income may be restricted by law, regulation or contract as to how much, if any, of a particular security it may purchase or sell on behalf of a client, and as to the timing of such purchase or sale. These restrictions may apply as a result of its relationship with Prudential Financial and its other affiliates. For example, Prudential Fixed Income's holdings of a security on behalf of its clients may, under some SEC rules, be aggregated with the holdings of that security by other Prudential
Financial affiliates. These holdings could, on an aggregate basis, exceed certain reporting thresholds that are monitored, and Prudential Fixed Income may restrict purchases to avoid exceeding these thresholds.
In addition, Prudential Fixed Income could receive material, non-public information with respect to a particular issuer and, as a result, be unable to execute transactions in securities of that issuer for its clients. For example, Prudential Fixed Income's bank loan team often invests in private bank loans in connection with which the borrower provides material, non-public information, resulting in restrictions on trading securities issued by those borrowers. Prudential Fixed Income has procedures in place to carefully consider whether to intentionally accept material, non-public information with respect to certain issuers. Prudential Fixed Income is generally able to avoid receiving material, non-public information from its affiliates and other units within PIM by maintaining information barriers. In some instances, it may create an isolated information barrier around a small number of its employees so that material, non-public information received by such employees is not attributed to the rest of Prudential Fixed Income.


..
Conflicts Related to Outside Business Activity. From time to time, certain of Prudential Fixed Income's employees or officers may engage in outside business activity, including outside directorships. Any outside business activity is subject to prior approval pursuant to Prudential Fixed Income's personal conflicts of interest and outside business activities policy. Actual and potential conflicts of interest are analyzed during such approval process. Prudential Fixed Income could be restricted in trading the securities of certain issuers in client portfolios in the unlikely event that an employee or officer, as a result of outside business activity, obtains material, nonpublic information regarding an issuer. The head of Prudential Fixed Income serves on the board of directors of the operator of an electronic trading platform. Prudential Fixed Income has adopted procedures to address the conflict relating to trading on this platform. The procedures include independent monitoring by Prudential Fixed Income's chief investment officer and chief compliance officer and reporting on Prudential Fixed Income's use of this platform to the President of PIM.


..
Conflicts Related to Investment of Client Assets in Affiliated Funds. Prudential Fixed Income may invest client assets in funds that it manages or subadvises for an affiliate. Prudential Fixed Income may also invest cash collateral from securities lending transactions in these funds. These investments benefit both Prudential Fixed Income and its affiliate.

..
PICA General Account. Because of the substantial size of the general account of The Prudential Insurance Company of America (PICA), trading by PICA's general account, including Prudential Fixed Income's trades on behalf of the account, may affect market prices. Although Prudential Fixed Income doesn't expect that PICA's general account will execute transactions that will move a market frequently, and generally only in response to unusual market or issuer events, the execution of these transactions could have an adverse effect on transactions for or positions held by other clients.
Conflicts Related to Securities Holdings and Other Financial Interests.

..
Securities Holdings. PIM, Prudential Financial, PICA's general account and accounts of other affiliates of Prudential Fixed Income (collectively, affiliated accounts) hold public and private debt and equity securities of a large number of issuers and may invest in some of the same companies as other client accounts but at different levels in the capital structure. These investments can result in conflicts between the interests of the affiliated accounts and the interests of Prudential Fixed Income's clients. For example: (i) Affiliated accounts can hold the senior debt of an issuer whose subordinated debt is held by Prudential Fixed Income's clients or hold secured debt of an issuer whose public unsecured debt is held in client accounts. In the event of restructuring or insolvency, the affiliated accounts as holders of senior debt may exercise remedies and take other actions that are not in the interest of, or are adverse to, other clients that are the holders of junior debt. (ii) To the extent permitted by applicable law, Prudential Fixed Income may also invest client assets in offerings of securities the proceeds of which are used to repay debt obligations held in affiliated accounts or other client accounts. Prudential Fixed Income's interest in having the debt repaid creates a conflict of interest. Prudential Fixed Income has adopted a refinancing policy to address this conflict. Prudential Fixed Income may be unable to invest client assets in the securities of certain issuers as a result of the investments described above.


..
Conflicts Related to the Offer and Sale of Securities. Certain of Prudential Fixed Income's employees may offer and sell securities of, and interests in, commingled funds that it manages or sub-advises. There is an incentive for Prudential Fixed Income's employees to offer these securities to investors regardless of whether the investment is appropriate for such investor since increased assets in these vehicles will result in increased advisory fees to it. In addition, such sales could result in increased compensation to the employee.


..
Conflicts Related to Long-Term Compensation. The performance of many client accounts is not reflected in the calculation of changes in the value of participation interests under Prudential Fixed Income's long-term incentive plan. This may be because the composite representing the strategy in which the account is managed is not one of the composites included in the calculation or because the account is excluded from a specified composite due to guideline restrictions or other factors. As a result of the long-term incentive plan, Prudential Fixed Income's portfolio managers from time to time have financial interests related to the investment performance of some, but not all, of the accounts they manage. To address potential conflicts related to these financial interests, Prudential Fixed Income has procedures, including trade allocation and supervisory review procedures, designed to ensure that each of its client accounts is managed in a manner that is consistent with Prudential Fixed Income's fiduciary obligations, as well as with the account's investment objectives, investment strategies and restrictions. Specifically, Prudential Fixed Income's chief investment officer reviews performance among similarly managed accounts to confirm that performance is consistent with expectations. The results of this review process are discussed at meetings of Prudential Fixed Income's trade management oversight committee.


..
Other Financial Interests. Prudential Fixed Income and its affiliates may also have financial interests or relationships with issuers whose securities it invests in for client accounts. These interests can include debt or equity financing, strategic corporate relationships or investments, and the offering of investment advice in various forms. For example, Prudential Fixed Income may invest client assets in the securities of issuers that are also its advisory clients.
In general, conflicts related to the securities holdings and financial interests described above are addressed by the fact that Prudential Fixed Income makes investment decisions for each client independently considering the best economic interests of such client.
Conflicts Related to Valuation and Fees. When client accounts hold illiquid or difficult to value investments, Prudential Fixed Income faces a conflict of interest when making recommendations regarding the value of such investments since its management fees are generally based on the value of assets under management. Prudential Fixed Income believes that its valuation policies and procedures mitigate this conflict effectively and enable it to value client assets fairly and in a manner that is consistent with the client's best interests.
Conflicts Related to Securities Lending Fees. When Prudential Fixed Income manages a client account and also serves as securities lending agent for the account, it could be considered to have the incentive to invest in securities that would yield higher securities lending rates. This conflict is mitigated by the fact that Prudential Fixed Income's advisory fees are generally based on the value of assets in a client's account. In addition, Prudential Fixed Income's securities lending function has a separate reporting line to its chief operating officer (rather than its chief investment officer).

PRUDENTIAL INVESTMENT PORTFOLIOS 5
Prudential Small Cap Value Fund

THE TARGET PORTFOLIO TRUST
Small Capitalization Value Portfolio

Supplement dated December 17, 2014 to the Currently Effective Prospectus, Statement of Additional Information and Summary Prospectus for each of the above-named funds

The Board of Trustees of Prudential Investment Portfolios 5 ("PIP 5"), on behalf of Prudential Small Cap Value Fund (the "Prudential Fund") and the Board of Trustees of The Target Portfolio Trust (the "Trust"), on behalf of Small Capitalization Value Portfolio (the "Target Portfolio"), as applicable, recently approved (i) the repositioning of the Target Portfolio (the "Repositioning"), (ii) the subsequent reorganization of the Prudential Fund into the Target Portfolio (the "Reorganization"), and (iii) additional related changes. The Repositioning, Reorganization, and related changes are discussed in greater detail below.

I.                          Repositioning of the Target Portfolio

With respect to the Target Portfolio, the Board of Trustees of the Trust recently approved: (i) the replacement of EARNEST Partners, LLC, NFJ Investment Group LLC, Lee Munder Capital Group, LLC, Vaughan Nelson Investment Management, LP, J.P. Morgan Investment
Management, Inc., and Sterling Capital Management LLC (collectively, the "Current Subadvisers") with Quantitative Management Associates LLC ("QMA") as the sole subadviser to the Target Portfolio, and (ii) the adoption of new investment policies and strategies for the Target Portfolio. The investment policies and strategies of the Target Portfolio following the Repositioning will be substantially similar to the current investment policies and strategies of the Target Portfolio.

It is currently expected that the Repositioning will become effective during January 2015. Upon implementation of the Repositioning, we will make available to shareholders of the Target Portfolio supplemental registration statement disclosure relating to the subadviser replacement and the new investment policies and strategies to be followed by the Target Portfolio as part of the Repositioning and file such disclosure with the Securities and Exchange Commission ("SEC"). In addition, it is anticipated that a 14C Information Statement in connection with the Repositioning, including information about QMA, will be mailed to shareholders of the Target Portfolio during March 2015.

II.                     Reorganization of Prudential Small Cap Value Fund

The Board of Trustees of PIP 5, on behalf of the Prudential Fund, and the Board of Trustees of the Trust, on behalf of the Target Portfolio, recently approved the Reorganization of the Prudential Fund into the Target Portfolio, to occur subsequent to the Repositioning described above. Pursuant to this proposal, the assets and liabilities of the Prudential Fund would be exchanged for shares of the Target
Portfolio. The Target Portfolio shares to be received by Prudential Fund shareholders in the Reorganization will be equal in value, will be of the same class (except that Class Z shareholders of the Prudential Fund will receive Class T shares of the Target Portfolio and Class B shareholders of the Prudential Fund will receive Class A shares of the Target Portfolio), and will be subject to the same distribution fees, account maintenance fees, and sales charges, including contingent deferred sales charges, if any, as the Prudential Fund shares held by such shareholders immediately prior to the Reorganization.

As part of the Reorganization, the Board also approved the creation and issuance of Class C shares of the Target Portfolio in order to accommodate Class C shareholders of the Prudential Fund who will become shareholders of the Target Portfolio.

Under the terms of the proposal, Prudential Fund shareholders would become shareholders of the Target Portfolio. No sales charges would be imposed in connection with the proposed transaction. The Trust, for the benefit of the Target Portfolio, and PIP 5, for the benefit of the Prudential Fund, each anticipate obtaining an opinion of counsel to the effect that the Reorganization will not result in the recognition of gain or loss for federal income tax purposes by either the Target Fund or the Prudential Fund, or by the shareholders of the Prudential Fund.

The Reorganization is subject to approval by the shareholders of the Prudential Fund. It is anticipated that a proxy statement/prospectus relating to the Reorganization will be mailed to the shareholders of the Prudential Fund during the first quarter of 2015 and that the special meeting of the Prudential Fund shareholders will be held during the second quarter of 2015. If the required shareholder approval is obtained and all required closing conditions are satisfied, including receipt of the above-described tax opinion, it is expected that the Reorganization will be completed during the second quarter of 2015 or as soon as reasonably practicable once shareholder approval is obtained.

If Prudential Fund shareholders approve the Reorganization, the Prudential Fund will distribute its realized capital gains, if any, to shareholders prior to the closing. Prudential Fund shareholders who do not hold their shares in a tax-advantaged account may receive a taxable capital gain distribution as a result.

III.                Name Change for the Combined Fund

Contingent upon approval of the Reorganization by shareholders of the Prudential Fund, the Board has approved a name change for the Target Portfolio to "Prudential Small Cap Value Fund" to be effective upon consummation of the Reorganization.

IV.                 Share Class Changes

Contingent upon approval of the Reorganization by shareholders of the Prudential Fund, the Board has approved the creation of Class C shares of the Target Fund as part of the Reorganization and the renaming of Class T shares of the Target Fund as Class Z shares following the Reorganization.



THE TARGET PORTFOLIO TRUST
Target Total Return Bond Portfolio
Supplement dated November 10, 2014 to the
Prospectus and Statement of Additional Information dated September 25, 2014, as supplemented September 30, 2014, and the Summary Prospectus dated September 25, 2014, as supplemented September 29, 2014
Proposed Reorganization
The Board of Trustees of The Target Portfolio Trust (the "Trust"), on behalf of Target Total Return Bond Portfolio (the "Target Portfolio"), and the Board of Directors of Prudential Investment Portfolios Inc., 17 (PIP17), on behalf of Prudential Total Return Bond Fund (the "Prudential Fund"), recently approved the reorganization of the Target Portfolio into the Prudential Fund.
Pursuant to this proposal, the assets and liabilities of Target Portfolio would be exchanged for shares of Prudential Fund. The Prudential Fund shares to be received by Target Portfolio shareholders in the reorganization will be equal in value, will be of the same class, except that Class T shareholders of the Target Portfolio will receive Class Z shares of the Prudential Fund, and each share class will be subject to the same distribution fees, account maintenance fees, and sales charges, including contingent deferred sales charges, if any, as the Target Portfolio shares held by such shareholders immediately prior to the reorganization.
Under the terms of this proposal, Target Portfolio shareholders would become shareholders of the Prudential Fund. No sales charges would be imposed in connection with the proposed transaction. The Trust, for the benefit of the Target Portfolio, and PIP17, for the benefit of the Prudential Fund, anticipate obtaining an opinion of counsel to the effect that the reorganization transaction will not result in any adverse federal income tax consequences to either Fund or its respective shareholders.
This reorganization transaction is subject to approval by the shareholders of the Target Portfolio. It is anticipated that the proxy statement/prospectus relating to the reorganization transaction will be mailed to the Target Portfolio shareholders on or about late December 2014 and that the special meeting of the Target Portfolio shareholders will be held on or about February 17, 2015. If the required shareholder approval is obtained and all required closing conditions are satisfied, including receipt of the above-described tax opinion, it is expected that the reorganization transaction will be completed on or about March 2015 or as soon as reasonably practicable once shareholder approval is obtained.
THE TARGET PORTFOLIO TRUST
Target International Equity Portfolio

Supplement dated October 28, 2014 to the
Currently Effective Prospectus and Statement of Additional Information (SAI)

The Board of Trustees of The Target Portfolio Trust (TPT) recently approved the replacement of Thornburg Investment Management, Inc. (Thornburg) with Lazard Asset Management LLC (Lazard) as a subadviser for a portion of the Target International Equity Portfolio (the Portfolio), effective immediately.
LSV Asset Management currently serves as a subadviser for the Portfolio and will continue to serve as a subadviser for the Portfolio after the subadviser change.

To reflect this change, the Prospectus and SAI are revised as follows, effective immediately:

 I.
All references to Thornburg are hereby deleted from the Prospectus and SAI.

II.
The following language is added to the section of the Prospectus entitled Summary: Target International Equity Portfolio/Investments, Risks and Performance/The Portfolio's Past Performance:

The total return for Class T shares from January 1, 2014 to September 30, 2014 was -3.17%.


 III.
The following table replaces the table in the section of the Prospectus entitled Summary: Target International Equity Portfolio/Management of the Portfolio:

Investment Manager      Prudential Investments LLC

Subadvisers      LSV Asset Management

Portfolio Managers

Josef Lakonishok
Title
CEO, CIO, Partner & Portfolio Manager
Service Date
April 2005


Menno Vermeulen, CFA
Title
Partner & Portfolio Manager
Service Date
April 2005


Puneet Mansharamani, CFA
Title
Partner & Portfolio Manager
Service Date
January 2006

Greg Sleight
Title
Partner & Portfolio Manager
Service Date
July 2014


Guy Lakonishok, CFA
Title
Partner & Portfolio Manager
Service Date
July 2014

Subadvisers      Lazard Asset Management LLC

Portfolio Managers

Michael G. Fry
Title
Managing Director & Portfolio Manager/Analyst
Service Date
October 2014


Michael A. Bennett
Title
Managing Director & Portfolio Manager/Analyst
Service Date
October 2014


Kevin J. Matthews
Title
Director & Portfolio Manager/Analyst
Service Date
October 2014


Michael Powers
Title
Managing Director & Portfolio Manager/Analyst
Service Date
October 2014


John R. Reinsberg
Title
Deputy Chairman, International and Global Strategies
Service Date
October 2014


 IV.
The section of the Prospectus entitled How the Trust is Managed/Investment Subadvisers/International Equity Portfolio is hereby revised by removing all references and information pertaining to Thornburg and substituting the following information set forth below:

LSV Asset Management (LSV) and Lazard Asset Management LLC (Lazard) are the subadvisers for the International Equity Portfolio.

Lazard, an indirect, wholly-owned subsidiary of Lazard Ltd, is known for its global perspective on investing and decades of experience with global, regional and domestic portfolios. With more than 300 investment personnel worldwide, they offer investors an array of equity, fixed income, and alternative investment solutions from their network of offices throughout the world. As of June 30, 2014, Lazard had over $184 billion in assets under management. Lazard's address is 30 Rockefeller Plaza, New York, New York 10112-6300. Lazard has served as a subadviser to the Portfolio since October 2014.

V.
The following replaces the section of the Prospectus entitled How the Trust is Managed/Portfolio Managers/International Equity
Portfolio/Thornburg:

Lazard

Michael G. Fry is a Portfolio Manager/Analyst on various global and international equity teams. He began working in the investment field in 1981. Prior to joining Lazard in 2005, Michael was Head of Global Equity Portfolio Management, Global Head of Equity Research and Head of Australian Equities with UBS Global Asset Management, and was also previously with Armstrong Jones Fund Management, Schroder Investment Management, and Price Waterhouse in Australia. He has a BE from Flinders University, Australia. Michael is a member of the Institute of Chartered Accountants in Australia and an associate of the Financial Services Institute of Australasia.

Michael Bennett is a Managing Director of Lazard Asset Management and a Portfolio Manager/Analyst on various international and global equity teams. He also coordinates the activities of Lazard Asset Management's Investment Council. Michael began working in the investment field in 1986. Prior to joining Lazard in 1992, Michael was with GE Investment Corporation, Keith Lippert Associates and became a CPA while at Arthur Andersen. He has an MBA from University of Chicago and a BS in Accounting from New York University.

Kevin Matthews is a Portfolio Manager/Analyst on the International Equity and International Equity Select teams. Prior to joining the investment teams, he was a Research Analyst with a background in financials, automotive, aerospace, and capital goods sectors. He began working in the investment field in 2001 when he joined Lazard. Kevin has a BA in Politics and Philosophy from St. Chad's College, Durham University.

Michael Powers is a Portfolio Manager/Analyst on various International and Global Equity teams. He began working in the investment field in 1990 when he joined Lazard. Michael has an MBA from Long Island
University and a BA from Brown University.

John Reinsberg is Deputy Chairman of Lazard Asset Management responsible for oversight of the firm's international and global strategies. He is also a Portfolio Manager/Analyst on the Global Equity and International Equity portfolio teams. He began working in the investment field in 1981. Prior to joining Lazard in 1992, John was Executive Vice President with General Electric Investment Corporation and a Trustee of the General Electric Pension Trust. He was also previously with Jardine Matheson (Hong Kong) and Hill & Knowlton, Inc. John has an MBA from Columbia University and a BA from the University of Pennsylvania. He is a member of the University of Pennsylvania School of Arts and Sciences Board of Overseers, the University of Pennsylvania Huntsman Program Advisory Board, the Board of Directors of the Alliance for Cancer Gene Therapy, and a trustee of the NPR Foundation, as well as a member of the Board of Directors of the US Institute (Institutional Investor).


 VI.
The table in Part I of the SAI entitled Subadvisory
Arrangements/Subadvisers and Subadvisory Fee Rates is hereby revised by removing all references and information pertaining to Thornburg and substituting the following information set forth below:

Subadvisers and Subadvisory Fee Rates

Portfolio Name
Target International Equity Portfolio


Subadviser
Lazard Asset Management LLC

Fee Rate*

0.35% on the first $300 million;
0.30% over $300 million


* For purposes of the subadvisory fee calculation, the assets managed by Lazard in the Target International Equity Portfolio will be aggregated with assets in any other retail and insurance fund portfolios that are subadvised by Lazard, managed by PI and/or AST Investment Services, Inc., and have substantially the same international investment strategy (including AST International Value Portfolio and PSF SP International Value Portfolio).


VII.
The table in Part I of the SAI entitled Additional Information about Portfolio Managers-Other Accounts and Ownership of Fund
Securities/International Equity is hereby revised by removing all references and information pertaining to Thornburg and adding the following information set forth below:

Subadvisers    Lazard Asset Management LLC

Portfolio Managers   Michael G. Fry
Registered Investment Companies   8/$5,295,035,451  1/$3,379,096,530
Other Pooled Investment Vehicles   4/$966,061,270
Other Accounts   178/$12,433,372,823   1/$99,756,444
Ownership of Fund Securities     None


Portfolio Managers   Michael A. Bennett
Registered Investment Companies   11/$10,728,927,861  1/$3,379,096,530
Other Pooled Investment Vehicles   6/$1,418,753,288
Other Accounts   226/$19,020,464,218   1/$99,756,444
Ownership of Fund Securities     None

Portfolio Managers   Kevin J. Matthew
Registered Investment Companies   8/$5,295,035,451  1/$3,379,096,530
Other Pooled Investment Vehicles   4/$966,061,270
Other Accounts   178/$12,433,372,823   1/$99,756,444
Ownership of Fund Securities     None

Portfolio Managers   Michael Powers
Registered Investment Companies   8/$5,295,035,451  1/$3,379,096,530
Other Pooled Investment Vehicles   4/$966,061,270
Other Accounts   178/$12,433,372,823   v1/$99,756,444
Ownership of Fund Securities     None


Portfolio Managers   John R. Reinsberg
Registered Investment Companies   10/$7,333,440,925
Other Pooled Investment Vehicles   5/$776,727,464
Other Accounts   76/ $12,950,696,208   1/$99,756,444
Ownership of Fund Securities     None



       Information above is as of September 30, 2014.

VIII.
In Part I of the SAI, in the section entitled Additional Information about Portfolio Managers-Compensation and Conflicts of Interest, the existing discussion pertaining to Thornburg is hereby deleted, and the following new discussion pertaining to Lazard is hereby added to the section:

COMPENSATION. Lazard Asset Management LLC (Lazard) compensates key investment personnel by a competitive salary and bonus structure, which is determined both quantitatively and qualitatively.

The quantitative compensation factors include:


Performance relative to benchmark. For the Target International
Equity Fund, the benchmark is the MSCI EAFE Index.



Performance relative to applicable peer group



Absolute return



Assets under management

The qualitative compensation factors include:


Leadership



Mentoring



Teamwork

Incentives
Lazard promotes an atmosphere that is conducive to the development of the investment professional's skills and talents. Portfolio manager/analysts and research analysts are expected to continuously augment their skills and expertise. The firm actively supports external development efforts, including attendance of conferences and seminars that build upon their existing core of knowledge, coursework to develop incremental skills, as well as travel to meet with companies, competitors, suppliers, regulators, and related experts. With increased knowledge and skills the managers can take on higher levels of responsibilities and are recognized and rewarded accordingly. We believe that key professionals are likely to be attracted to and remain with the firm because Lazard's compensation structure amply rewards professionals for good performance. Our people are our single most valuable resource and we dedicate significant energy to ensuring we attract, develop, and retain the best available talent to the benefit of our clients.

Long Term Incentives
Certain employees of Lazard are eligible to receive restricted stock units of Lazard Ltd. through the Lazard Ltd. Equity Incentive Plan, and restricted interests in shares of certain funds managed by Lazard and its affiliates, each subject to a multi-year vesting schedule and restrictive covenants. These incentive arrangements have broad participation of most professionals and represent an excellent opportunity for employees to share in the continued success of the firm, aligning their interest and performance even more closely with those of our clients.

CONFLICTS OF INTEREST. As an investment adviser, Lazard serves as a fiduciary to its clients. As such, Lazard is obligated to place its clients' interests before its own. Due to the nature of the investment advisory business, conflicts of interests do arise. For example, conflicts may arise with regard to personal securities transactions, the use of clients' commissions to obtain research and brokerage services, errors, trade allocations, performance fee accounts, and the use of solicitors.

In recognition of these potential conflicts of interest, Lazard has established written policies and procedures so that it can operate its business within applicable regulatory guidelines.

Please see Lazard Asset Management's Form ADV Part 2A, which is available on the SEC website, for a more detailed description of Lazard's business relationships.



IX.            In Part II of the SAI, in the section entitled Appendix
I: Proxy Voting Policies of the Subadvisers, the existing discussion pertaining to Thornburg is hereby deleted, and the following new discussion pertaining to Lazard is hereby added to the section:

      LAZARD ASSET MANAGEMENT LLC
      Proxy Voting Policies and Procedures

Policy:
As a fiduciary, Lazard Asset Management LLC ("LAM") is obligated to vote proxies in the best interests of its clients. LAM has adopted a written policy (the "Policy") that is designed to ensure that it satisfies its fiduciary obligation. LAM has developed a structure to attempt to ensure that proxy voting is conducted in an appropriate manner, consistent with clients' best interests, and within the framework of the Policy.

LAM manages assets for a variety of clients, including individuals, Taft-Hartley plans, governmental plans, foundations and endowments, corporations, investment companies and other collective investment vehicles. Absent specific guidelines provided by a client, LAM's policy is to vote proxies on a given issue the same for all of its clients. The Policy is based on the view that, in its role as investment adviser, LAM must vote proxies based on what it believes will maximize shareholder value as a long- term investor, and that the votes it casts on behalf of all its clients are intended to accomplish that objective.

Procedures:
Administration and Implementation of Proxy Voting Process. LAM's proxy-voting process is administered by its Proxy Operations Department ("ProxyOps"), which reports to LAM's Chief Operating Officer. Oversight of the process is provided by LAM's Legal/Compliance Department and by a Proxy Committee consisting of senior LAM officers. To assist it in its proxy-voting responsibilities, LAM currently subscribes to several research and other proxy-related services offered by Institutional Shareholder Services, Inc. ("ISS"), one of the world's largest providers of proxy-voting services. ISS provides LAM with its independent analysis and recommendation regarding virtually every proxy proposal that LAM votes on behalf of its clients, with respect to both U.S. and non-U.S. securities.

LAM's Proxy Committee has approved specific proxy voting guidelines regarding the most common proxy proposals (the "Approved Guidelines"). These Approved Guidelines provide that LAM should vote for or against the proposal, or that the proposal should be considered on a case-by-case basis. LAM believes that its portfolio managers and global research analysts with knowledge of the company ("Portfolio Management") are in the best position to evaluate the impact that the outcome of a given proposal will have on long-term shareholder value. Therefore, ProxyOps seeks Portfolio Management's recommendation on all proposals to be considered on a case-by-case basis. Portfolio Management is also given the opportunity to review all proposals (other than routine proposals) where the Approved Guideline is to vote for or against, and, in compelling circumstances, to overrule the Approved Guideline, subject to the Proxy Committee's final determination. The Manager of ProxyOps may also consult with LAM's Chief Compliance Officer or the Proxy Committee concerning any proxy agenda or proposal.

Types of Proposals. Shareholders receive proxies involving many different proposals. Many proposals are routine in nature, such as a non-controversial election of Directors or a change in a company's name. Other proposals are more complicated, such as items regarding corporate governance and shareholder rights, changes to capital structure, stock option plans and other executive compensation issues, mergers and other significant transactions and social or political issues. The Policy lists the Approved Guidelines for the most common proposals. New or unusual proposals may be presented from time to time. Such proposals will be presented to Portfolio Management and discussed with the Proxy Committee to determine how they should be voted, and an Approved Guideline will be adopted if appropriate.

Conflicts of Interest. The Policy recognizes that there may be times when meeting agendas or proposals create the appearance of a material conflict of interest for LAM. Should the appearance of such a conflict exist, LAM will seek to alleviate the conflict by voting consistent with an Approved Guideline (to vote for or against), or, in situations where the Approved Guideline is to vote case-by-case, with the recommendation of an independent source, currently Institutional Shareholder Services ("ISS"). If the recommendations of the two services offered by ISS, the Proxy Advisor Service and the Proxy Voter Service, are not the same, LAM will obtain a recommendation from a third independent source that provides proxy voting advisory services, and will defer to the majority recommendation. If a third independent source is not available, LAM will follow the recommendation of ISS's Proxy Advisor Service.

Funds. Each Fund is required to file a Form N-PX by August 31 each year containing a complete proxy voting record of the Fund for the twelve-month period ended the previous June 30. LAM's Proxy Operations team is responsible for maintaining the data necessary to complete this form and to work, in conjunction with ISS, to generate the required information and to file this form annually. In addition, in the Fund's annual and semi-annual report to shareholders and in its Statement of Additional Information ("SAI"), the Fund must include a statement indicating how to obtain the proxy voting record of the Fund for the most recent twelve month period and that such record is available without charge. It should also indicate that such information is available on the SEC's website. The Legal/Compliance Department is responsible for ensuring that such information is included in the annual and semi-annual reports and in the SAI.